UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 23, 2012

K12 Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2300 Corporate Park Drive, Herndon, Virginia		20171
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 483-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 23, 2012, Mr. Timothy L. Murray commenced his employment with K12 Inc. (the "Company") as its President and Chief Operating Officer. Most recently, Mr. Murray, age 55, served as Chief Executive Officer at PulsePoint, Inc., a digital media technology company in New York. Prior to PulsePoint, Mr. Murray served in numerous Chief Operating Officer or Chief Executive Officer roles at companies including Contextweb, Dialogic, Cantata Technology, Cross Match and Riversoft. Mr. Murray began his career at AT&T where for 21 years, he participated in a broad range of operating roles. Mr. Murray holds M.S. and B.S. degrees in Management and Industrial Engineering from Rensselaer Polytechnic Institute, and has also completed executive education studies at Harvard Business School and the Dartmouth Institute.

Mr. Murray will receive an annual base salary of $500,000 and he will be eligible to receive an annual year-end bonus of up to 60% of his base salary, at the discretion of the Compensation Committee of the Board of Directors. Within 30 days following Mr. Murray’s first day of service, the Compensation Committee will grant Mr. Murray an option to purchase 150,000 shares of the Company’s common stock and an award of 50,000 shares of restricted stock. The stock options will vest over four years with 25% vesting after one year and 75% vesting quarterly thereafter and the restricted stock will vest over three years with 20% vesting the first one year, followed by 40% vesting each of the remaining two years. At the first Compensation Committee meeting after August 1, 2012, Mr. Murray will be granted an additional 10,000 shares of restricted stock, subject to his continued employment with the Company. Finally, the Company will pay Mr. Murray’s temporary housing, commuting expenses and costs associated with relocating his residence.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K12 Inc.

April 23, 2012	By:	/s/ Howard D. Polsky

Name: Howard D. Polsky
Title: General Counsel and Secretary